Exhibit 10.8

PARTICIPATION AND OPERATING AGREEMENT

BETWEEN

GEOSTAR CORPORATION

AND

GASTAR EXPLORATION LTD.

TABLE OF CONTENTS

ARTICLE I. Scope and Purpose		1
1.1	Description	1
1.2	Definitions	1

ARTICLE II. Property Contributions & Determination of Participation Interest		3
2.1	Gastar Contribution	3
2.2	GeoStar Contribution	3
2.3	Determination of Participating Interest	3
2.4	Notification Provision	3
2.5	Participant’s Interest	4

ARTICLE III. Operator		4
3.1	Operator	4
3.2	Operations	4
3.3	Duties of Operator	4
3.4	Office Management Fee/Direct Charges	5
3.5	Operator Records	6
3.6	Resignation of Operator	7
3.7	Removal of Operator	7
3.8	Appointment of Successor Operator	7
3.9	Transfer of Responsibilities	7

ARTICLE IV. Projects		7
4.1	Projects	7
4.2	Authorization for Expenditure	8
4.3	Payment of Costs	8
4.4	Permits	9

ARTICLE V. Funding		9
5.1	Funding	9
5.2	Funding Default/Non-Consent	9

ARTICLE VI. Sale, Transfer or Assignment of Interests		9
6.1	Transfers	9
6.2	Transfers or Assignments Without Approval	10
6.3	Involuntary Transfer	10
6.4	Preferential Right to Purchase	10

ARTICLE VII. Relationship of the Parties		10
7.1	Relationship of the Parties	10

ARTICLE VIII Duration		11
8.1	Duration	11

ARTICLE IX. Termination and Default		11
9.1	Termination for Default	11
9.2	Automatic Termination
9.3	Payment Defaults	12

ARTICLE X. Insurance		13

ARTICLE XI. Resolution of Disputes		13

1

ARTICLE XII. Contract Termination		14
12.1	Termination	14
12.2	Liquidation	14

ARTICLE XIII. In General		14
13.1	Laws and Regulations	14
13.2	Controlling Law	15
13.3	Force Majeure	15
13.4	Notices	15
13.5	Confidentiality	15
13.6	State and County Filings	15
13.7	Effect on Successors and Assigns	16
13.8	Severance Clause	16
13.9	Amendment	16
13.10	Terminology	16

2

PARTICIPATION AND OPERATING AGREEMENT

This Participation and Operating Agreement (the “Agreement”) is made and entered into this 15th day of June, 2001 by and between GEOSTAR CORPORATION, a Delaware company, and any and all of its subsidiaries, located at 2274 Enterprise Drive, Suite 101, Mt. Pleasant, MI 48858 (“GeoStar”) and GASTAR EXPLORATION, LTD., an Alberta, Canada company, and any and all of its subsidiaries, located at 2274 Enterprise Drive, Suite 101, Mt. Pleasant, MI 48858 (“Gastar”). GeoStar and Gastar are sometimes collectively referred to herein as the “Participants” and individually as “Participant”.

RECITALS

WHEREAS, the Participants are currently conducting drilling and exploration program together on certain oil and gas leases, properties and projects acquired by Gastar in Australia and North America, as well as certain leases and properties in other areas in which GeoStar has acquired or will acquire properties in which Gastar desires to participate (the “Property”);

AND WHEREAS the participants desire to formalize the terms of the existing relationship;

NOW, THEREFORE, for the reasons cited above, and in consideration of the mutual covenants contained in this Agreement, the Participants hereby agree to conduct future exploration as follows:

ARTICLE I

SCOPE AND PURPOSE

1.1 Description. The purpose of the Agreement shall be set forth the Parties past and continuing and ongoing respective rights and interests for the following: (a) to own, acquire and analyze seismic and geophysical data, drill, explore and produce oil, gas and/or coalbed methane (“CBM”) [for purposes of this Agreement oil, gas, and CBM shall be collectively referred to as “oil and gas.”] from property or projects; (b) to conduct all operations necessary for the exploration, production, sale and marketing of oil and gas from properties and projects and (c) to sell, lease, assign, encumber, abandon, or transfer properties or assets of the Participants, or any interest therein as provided in this Agreement. The business shall be conducted exclusively under the name of either party or either party’s subsidiary, assignee, or other, as their respective interests are represented. Both shall use the business address of: 2274 Enterprise Drive, Suite 101, Mt. Pleasant, MI 48858, unless changed by mutual Agreement.

1.2 Definitions. The capitalized terms used in this agreement not otherwise defined shall have the following meanings:

“Affiliate” means, as to the Person specified, and Person (a) controlling, controlled by or under common control with such specified Person, (b) which beneficially owns or holds 10% or more of any class of stock or other equity interest of such specified Person, or (c) 10% or more of any class whose stock or equity interest is beneficially owned or held by such specified Person and its Affiliates. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Rate” means an annual rate of interest equal to the lesser of (i) the prime rate, as designated from time to time, charged by Citibank, N.A. to its most creditworthy commercial borrowers (adjusted effective as of the effective time of any change in such prime rate) plus 2% or (ii) the maximum rate of interest allowed by Law.

“Agreement” means this Agreement as the same may be from time to time amended with the written consent of both Parties.

“Area of Mutual Interest” or “AMI” shall mean the lands and leases contributed by either party to this Agreement as outlined and are part of the Project Area as defined herein.

“Authorization for Expenditure” or “AFE” shall be defined as authority for expenditure detailing the estimated costs of as operation, which is prepared in good faith and signed be the Parties participating in such operation.

“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Drilling Commitments” means the contractual obligation of the Parties to perform certain drilling requirements that are part of both leasehold and Third Party required commitments for drilling of numbers and/or depth of wells to “earn-in” and/or maintain leasehold rights.

“Effective Date” means the date defined in the first paragraph of this Agreement.

“Extraordinary Circumstances” include but are not limited to any circumstance in which expenses incurred by Operator unexpectedly, unforeseeably and unavoidably exceed the AFE authorization for the operation due to geological or environmental conditions or labor and/or material shortages.

“Funding” means any property (being real or personal, including shares of stock of the business) and the amount of cash contributed or required to be contributed by the Parties; provided that, no funding of property (other than cash) may be contributed except to the extent expressly required by the terms of this Agreement.

“Funding Obligations” means agreed project and timeframes for said commitments of the Parties to maintain and/or earn-in their respective rights for leaseholds within the Area of Mutual Interest and within the various Project Areas contemplated herein.

“Interest” means the interest by a party in the earn-in of the property subject of this Agreement, stated as a fraction or percentage and, for all Parties, aggregating 100% working interest.

“Operator” means the Person that is designated as and assumes the position of Operator.

“Party” (or “Parties”) means GeoStar and Gastar.

“Participant”, wither singular or plural, means Geostar and Gastar, individually or jointly.

“Person” means any individual, firm, corporation, partnership, trust, unincorporated organization or other entity or organization.

“Property” shall include all areas of projects, AMI’s, well locations, and four (4) offsets.

“Project” shall mean the acquisition of leasehold interests, seismic data, seismic acquisition and further seismic analysis, drilling and completion of wells and/or construction of pipeline facilities including compression ad treatment facilities located within the Project Area and the AMI or any equipment related thereto.

“Project Area” shall mean a defined area within an AMI, encompassing the present and projected activities to be undertaken jointly between the Parties. This Agreement is envisioned to pertain to multiple Project Areas and the AMI or any equipment related thereto.

ARTICLE II

PROPERTY, CONTRIBUTIONS & DETERMINATION

OF PARTICIPATION INTEREST

2.1 Gastar Contribution. Gastar shall contribute funds, property or labor and technical expertise required to develop the properties and projects, based on its proportionate interest in each such lease or property, and in coordination with GeoStar.

2.2 GeoStar Contribution. GeoStar shall contribute funds, leasehold interests, real property and/or technical expertise required to develop the properties and projects, based on its proportionate interest in each such lease or property. GeoStar shall also contribute any funds, property or expertise, as determined by the board of directors, so long as the funds, property or expertise is not subject of any Agreements or contracts relating to GeoStar’s wholly owned subsidiary First Source Wyoming, Inc.

2.3 Determination of Participating Interest. GeoStar covenants and agrees to give Gastar the right to acquire up to seventy-five (75%) percent of the interest that GeoStar has acquired or has the right to acquire in any oil, gas or coalbed methane (“CBM”), coal mine methane(“CMM”) project or property after the date of this Agreement. In this regard it is understood and agreed that GeoStar may or may have acquired oil, gas or coalbed methane coal mine methane rights and leasehold interests or real property rights privately and may engage in initial due diligence or pilot test drilling and production activities to further define and evaluate such projects. GeoStar covenants and agrees to make available to Gastar’s management and technical team all information related to the due diligence, acquisition of leasehold interest, seismic data and any geophysical analysis, pilot test drilling, completion information, development and production from any such properties or projects, including an identification of properties surrounding that property or project area as defined herein. As a condition of Gastar’s election to participate, neither Participant shall pursue additional properties or projects within the Project Area, without the proportionate participation of the other Participant.

At such time, subject to the GeoStar notification provision described herein, that Gastar’s board of directors (by resolution excluding any members of the board of directors which are not independent of GeoStar) is satisfied that such property(s) or project(s) is or are appropriate as assets for Gastar to participate in, Gastar’s board shall give written notice to GeoStar of Gastar’s election to acquire any working interest ranging from one percent (1%) working interest up to, but not more than, seventy-five (75%) percent of Geostar’s total working interest ownership. In consideration of electing to acquire such interest(s) Gastar shall promptly reimburse GeoStar for all actual expenditures to date, and other consideration expended by GeoStar and attribute to the interest acquired by Gastar. In addition, Gastar shall irrevocably agree to fund its proportionate share of future costs within any Project Area, as specified in budgets and projections assembled by the operator of the Project Area, including Drilling Commitments and Funding Obligations as defined herein, that it elects to acquire an interest. In the event that Gastar should fail to fund its proportionate share of future costs, including Drilling Commitments and Funding Obligations, it is agreed that the provisions of Section 5.2 shall apply. It is otherwise understood and agreed that GeoStar shall only recover its actual historical costs and expenses incurred in acquiring leasehold interests, evaluating, exploring and developing GeoStar’s property or project from the sale or assignment of any working interest to Gastar, but that Gastar may be obligated to fund a disproportionate share of future Drilling Commitments and/or Funding Obligations in order to earn-in its acquired interests.

2.4 Notification Provision. GeoStar shall be obligated under his Agreement to notify Gastar in writing that Gastar must declare Gastar’s interest in participating in a property or projects. Gastar shall have forty five (45) days to inform Geostar in writing from the date of the receipt of notification by Geostar of Gastar’s commitment to purchase an interest in that property or project. Gastar shall have the right to request any and all geological, geophysical, drilling, reservoir engineering, or any other information pertaining to the property or project from Geostar. Should Gastar elect to not participate or fail to respond in the forty five (45) day period, Gastar’s rights under this Agreement to participate in that GeoStar property shall terminate.

2.5 Participant’s Interests. Upon completion of the foregoing contributions as outlined in the notification process, all Participant’s real, personal and other property shall be deemed to be owned by each party according to their respective interests.

ARTICLE III

OPERATOR

3.1 Operator. Except for any wells in which GeoStar elects to have Gastar operate in accordance with Section 4.8, subject to the resignation and removal provisions below, GeoStar is hereby appointed the Operator of all Project Area wells drilled, completed and producing by the Parties in which the Parties participate.

3.2 Operations. The Operator shall provide for the routine and day-to-day operation and maintenance of the Leases and wells. Such operations shall be accomplished so as to comply with any required governmental and regulatory safety standards. Operator shall also comply with the terms and conditions of any and all Agreements entered into by and between the Participants and any third Parties having interests with the Project Area. Operator shall commence operation of the wells and Leases as soon as operationally feasible execution of this Agreement.

3.3 Duties of Operator. Operator shall have the authority to incur expenses associated with the normal operation and maintenance as approved in the Authorization for Expenditures. At the expense of and on behalf of the Parties, the Operator shall use its commercially reasonable efforts to implement or cause to be implemented all decisions approved by the Participants and to conduct the ordinary and usual business and affairs of the Parties in accordance with this Agreement and with any other Agreement in place upon any properties being developed. The duties of the Operator shall include, to the best of its ability, material compliance with the following terms:

(a) Execution, performance and implantation of contracts for the drilling, completion, dewatering and connection of wells drilled hereunder.

(b) Acquisition of any and all rights-of-way, permits and licenses that may be necessary or useful for the conduct of the business of this Agreement.

(c) Rendering for payment of all ad valorem taxes, assessments, and other impositions applicable to the Leases and all other property owned by the Participants.

(d) Preparation and execution and performance of contracts for the gathering, compression, dehydration and sale of oil, gas and coalbed methane (“CBM”), coal mine methane (“CMM”) associated with or involving the Leases.

(e) Maintenance of all books of accounts and other records of the properties subject of this Agreement.

(f) Retaining on behalf of the Parties and coordinating the rendering of services by all consultants, engineers, accountants and attorneys (except as to matters arising out of a disagreement among the Parties) necessary or appropriate, including the right to contract Independent Third Party Contract Operator Services for specific projects with the terms of this Agreement.

(g) Payment of all debts and other obligations of the Parties related to the properties, subject of this Agreement.

(h) Distribution of revenues and expenses pursuant to each Parties interests.

(i) Performance of other routine business functions, operations and management of day-to-day the business and affairs of the Parties in accordance with and as limited by the provisions of this Agreement.

(j) Preparation of draft AFE’s in accordance with the provisions herein.

(k) Compliance with all applicable rules and regulations of the governmental authorities having jurisdiction.

(l) Acquisition and maintenance of policies of insurance.

(m) In the event of an emergency, the taking of such action and the making of such expenditures as may be necessary and proper in Operation’s judgment for the protection of life and property; provided, however, as soon as practicable, the Operator shall notify the party of the nature of the emergency and any actions taken.

(n) The Operator shall be obligated to perform its duties as the Operator. In the exercise of its duties hereunder, the Operator shall exercise reasonable judgment to perform the duties of the Operator as specified herein in a workman-like and prudent manner. Notwithstanding the foregoing, the Operator shall not be liable to the Parties for any loss or damage incurred by the Parties as a result of the activities of the Operator hereunder, unless the loss or damage is the result of the gross negligence or willful misconduct of Operator in performing or observing the terms of this Agreement.

3.4 Direct Charges. Operator shall be permitted reimbursement of any and all charges for the following on a per well, monthly basis:

(a) Third Party Charges. Third party charges for goods, materials, equipment, labor, services and all other items of costs incurred pursuant to this Agreement for the benefit of the Participants but invoiced to and paid by the Operator will be charged to the Parties by Operator at the actual cost billed by such third party.

(b) Operating Expenses. All costs for goods, materials, equipment, labor, services all other items of costs incurred pursuant to this Agreement for the benefit of the Participants for operating the Leases as otherwise approved herein shall be charged to the Parties by the Operator. It is understood that the salaries, wages and expenses of technical personnel directly employed for the benefit of the Parties shall be billed to the Parties at actual costs.

(c) The Operator may use its own controlled or contracted personnel, materials and/or equipment or that of any Affiliate to accomplish its obligations under the terms of this Agreement. To the extent such personnel, materials and/or equipment are used, the Operator shall charge the Parties its actual costs associated with such work performed or the materials or equipment provided hereunder.

(d) The operator shall charge the Parties administrative overhead at the following rates per well per month, effective as or April 1, 2001:

	Coalbed Methane Wells	Conventional Wells to 10,000 in Depth	Conventional Wells from 10,000’ to 20,000’ in Depth		Deep Conventional Wells Greater Than 20,000’ in Depth
Drilling and Producing Well Rate per month (Domestic)	$400	$500		$750		$1,000
Drilling and Producing Well Rate per month (Foreign)	$450	$500	$	N/A	$	N/A

Drilling and Producing Well rates may include any charges and expenses incurred while production, as defined by industry standards, is stopped for any reason.

These rates shall be reviewed on a semi-annual basis by Operator and are subject to adjustment based on current independent industry billing rates for similar services within the same project area.

3.5 Operator Records:

(a) Monthly Reports. Within sixty (60) days from the end of each calendar month, the Operator shall determine and report to the Parties all revenue and expenditure statements prepared on an accrual basis including the net income before depreciation and amortization, use or operation of Parties properties or assets for the proceeding month, including development cost variance reports.

(b) Records. The Operator shall maintain complete and accurate records of all Operator’s costs and documentation of items which are chargeable to the Parties and retain such records for the minimum period necessary in order to comply with all state and federal record retention requirements but not less than two (2) years from the end of the calendar year in which the costs were incurred. The Parties agree that the records shall be deemed to contain confidential information and the Parties agree to respect that confidentiality.

(c) Audit. Upon notice in writing to the Operator, each party shall have the right, for a period of no less than thirty (30) days and no more than sixty (60) days, to audit the Participant’s accounts and records, and the relating records of the Operator, relating to the accounting hereunder for any calendar year within the twenty-four (24) month period following the end of such calendar year provided, however, that party must take written exception to and make claim upon the Operator for all discrepancies disclosed by the audit within the twenty-four (24) month period.

(d) Adjustments. Payment of any bill shall not prejudice the right of any party to protest or question the correctness thereof. Subject to the exception noted in subparagraph (c), all statements rendered to any Participant by Operator under subparagraph (a) above during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such calendar year, unless within such twenty-four (24) month period a non-operator makes written exception thereto and makes a claim upon the Operator for adjustment. Failure on the part of the non-operators to make claim on the Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making of claims for adjustment thereon. The provisions of this paragraph shall not prevent adjustments resulting from physical inventory of property.

3.6 Resignation of Operator. The Operator may resign at the end of any month by giving sixty (60) days prior written notice thereof to the Participants. Each successor Operator shall be bound by the terms and conditions of this Agreement, including any amendments to or modifications thereof.

3.7 Removal of Operator. An Operator may be removed and discharged:

(a) upon the occurrence by the Operator of an act or event of gross negligence or willful misconduct in the performance or observance of its duties hereunder; or

(b) upon the occurrence of any of the following events:

(i) the commencement by Operator of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law; or

(ii) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Operator in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or appointing a receiver, liquidator, assignee, custodian trustee, sequestrator (or similar official) of the Operator or for any substantial part of its property, or ordering the winding up or litigation of the affairs of said Operator and said Operator shall acquiesce in the entry of such degree of order (the term “acquiesce” includes, but is not limited to, the failure to file a petition or motion to vacate such order or decree within ten (10) days of the entry thereof) or any such order to decree shall continue unstayed and unvacated for a period of sixty (60) consecutive days from the date of entry thereof.

(c) where Operator terminates its legal existence or is no longer capable of serving as Operator; provided that a change of a corporate name or structure of Operator should not be considered a termination of Operator’s legal existence if a successor entity succeeds to the assets and liabilities of Operator.

3.8 Appointment of Successor Operator. If the Operator resigns or is removed as provided above, the non-operator may select another Participant or an Affiliate thereof as Operator. The non-operator may appoint a third party as Operator who is not a Participant or an Affiliate of a Participant upon the approval of the non-operator.

3.9 Transfer of Responsibilities. Upon the effective date of resignation or removal of an Operator, the outgoing Operator shall deliver to, or relinquish custody in favor of, the successor Operator selected by the non-operator. All of the Participant’s funds held or controlled by the outgoing Operator, including all of the Parties Accounts, and all books, records and inventories maintained by the outgoing Operator solely in its capacity as the owner of an interest in the properties, subject to this Agreement.

ARTICLE IV

PROJECTS AND BUDGETS

4.1 Projects. The Participants will attempt to undertake Projects within any Project Area in accordance with the following provisions:

(i) A budget for the Project including an AFE for drilling expenditures, outlining the projected costs (including any Drilling Commitments and Funding Obligations of either or both Parties,) and expected timing of such costs;

(ii) A plat setting forth the location and specifications of the Project;

(iii) A summary of the gathering system and marketing opportunities for the Project;

(iv) A summary of reserve data and proposed future drilling which support the investment in the Project;

(v) A financial report setting forth projected profitability of the Project including projected operating costs and revenues;

(vi) Any other projections, evaluations or other information deemed useful to the Participants to evaluate the investment in the Project.

The Parties shall use their best efforts to mutually agree upon the scope and design of the Project such that the Project shall be reasonably and prudently designed to meet industry standards for enhancing the profitability of the Project Area Properties of the Participants.

After receiving the information described in subparagraphs (i) to (iv) above, the Participants shall have thirty (30) days within which to accept or reject the Project in writing. The Participants may make suggestions or comments respecting the amount of the AFE. If the Proposal is accepted by all Participants, the Operator shall undertake the drilling, completion or acquisition on behalf of the Parties, and the Parties shall tender their proportionate share of the costs in accordance with the terms of the Proposal. If the Proposal is not accepted and approved by any party, the non-participating party shall be treated as though it elected to go “Non-Consent” and the provisions set forth in Section 6.2 shall apply.

4.2 Authorization and Expenditure.

(a) AFE Approvals. Except as hereinafter provided with respect to explosion, fires, floods or other sudden emergencies, whether of the same or different nature (“Emergencies”), and except as provided in this Agreement or any other Agreement pertaining to any specific property already in existence, Operator, before incurring any expenditure or entering into any commitment for the account of the Parties, shall submit to the Participants an AFE for approval thereof. To the extent that each party’s management approves an AFE, Operator and/or Participants shall be authorized and obliged, in accordance with this Agreement, to proceed with such commitment or expenditure on behalf of the Parties. In case of Emergencies, Operator may take such steps and incur such expenses as in its reasonable opinion are required to deal with the Emergency to safeguard life and property but Operator, as promptly as possible, shall report the Emergency to the Parties and, to the extent the further work or other operations necessary in connection with such Emergency is outside of the then approved Budget, submit an AFE for such further work or operations to the Parties for approval.

(b) AFE Response Time. The Parties shall have fifteen (15) days from receipt of an AFE within which to approve or disapprove the amount and expenditures within the AFE. If the AFE relates to a matter previously approved, the Parties shall not have the authority to disapprove the project covered by the AFE but may suggest modification in its scope. The Parties failure to approve an AFE, which was not previously approved, shall be deemed the disapproval of such AFE.

4.3 Payment of Costs and Expenses. Except as otherwise specifically provided herein, Operator shall promptly pay and discharge all authorized costs and expenses incurred in connection with its operations in accordance with this Agreement and shall charge the Parties therefore upon the expense basis provided in this Agreement. Except as provided herein or in an another existing Agreement the Parties shall provide within thirty (30) days sufficient funds to enable Operator to make such payments.

4.4 Permits. Operator shall acquire, or cause to be acquired by its contract operators, all permits, certificates, rights-of-way, and state, county and/or federal approvals and authorizations as may be necessary for the Participants to construct, own, maintain and operate the Leases and property.

ARTICLE V

PROJECT FUNDING

5.1 Project Funding.

Payment. Subject to Gastar’s and GeoStar’s specific obligations under Article 2, each party shall contribute and/or advance its proportionate share of any authorized expenditure, based upon its percentage ownership as designated in this Agreement, of the funds described in an approved AFE requested by Operator, in cash, wired to the Operator’s account (or such other account as designated by the Operator) within thirty (30) days after written request therefore made by the Operator as provided herein.

5.2 Funding Default/Non-Consent. In addition to any Agreement penalties imposed by this Agreement or any existing Agreement on a subject property or lease, if a party fails to make a Funding which has been previously approved by the Parties within thirty (30) days after its due, then the management of the other party (excluding the representative of such defaulting party) may cause the Parties to abandon the proposed activities or operations. Alternatively, management (excluding the representative of such defaulting party) may proceed as follows:

(a) The remaining party (the “Consenting Party”) may declare that the non paying Party has elected to “Non-Consent” the proposal. The Consenting party may elect to proceed with the project and all of the Funding, which the Non-Consenting party failed to pay. In such event the Non-Consenting party shall forfeit the right to participate in the Project Area and shall forego its proportionate share of all income from the Agreement until the Consenting party has recovered three hundred percent (300%) of the Funding the Non-Consenting party failed to pay.

(b) Furthermore, in the event of such Non-Consent, the Consenting party may elect, upon thirty (30) days advance written notice to the Non-Consenting party, to purchase the interest of the Non-Consenting party in the Agreement for an amount equal to the total cost plus 10% of the total cost invested to date pursuant to this Agreement by the Non-Consenting party. The closing of such purchase shall occur within thirty (30) days after notice and the Non-Consenting party shall thereafter have no further interest in this Agreement.

(c) Also, it is understood and agreed that the non-consenting party will keep its interests in the properties for amounts paid to date in those properties, including four (4) direct offsets.

ARTICLE VI

SALE, TRANSFER OR ASSIGNMENT OF INTERESTS

6.1 Transfers. Any party may only sell, assign, or otherwise transfer part or all of its interest in a property(s) or project(s) within the Agreement conditional upon the transferring party’s satisfaction of all outstanding financial and accounting issues affecting the transferring party. Any sale of a party’s interest shall be subject to all of the terms hereof. Following the date of transfer by a party of all of its interests within the Agreement, the transferor shall have no further interest in this Agreement, nor shall it be entitled to participate in the management of the Parties. If a party sells part or all of its interests in an individual property(s) or project(s) within the terms and conditions of this Agreement, but limited to only the AMI related to the property(s) or project(s) sold, shall be created. If the transferor retains part of its interest in a property or project with the new Agreement covering only the sold property(s) or project(s), it shall be entitled to continue its participation under the new Agreement.

6.2 Transfers or Assignments Without Approval. A Participant may, without the approval of the other Parties:

(a) assign its right to receive distributions or income from this Agreement; and

(b) transfer all of its rights and interests in this Agreement by sale or transfer of all such interests to an Affiliate, a member, a subsidiary of a parent company.

In the event of any transfer or transfers permitted under this Article, the interest so transferred shall be and remain subject to all terms and provisions of this Agreement; the assignee or transferee shall be deemed to have assumed all the obligations relating to the interests or rights so transferred. No change in the ownership or rights under this Agreement shall be binding upon any other party until copies of all instruments executed and delivered to such other party and the Operator, as named in the herein.

6.3 Involuntary Transfer. In the event the interest of any party to this Agreement is transferred by operation of law, including, without limitation, by execution of judgment or upon the bankruptcy of the party, the transferee shall obtain only a right to receive the distributions to which the transferor party would have been entitled and shall not become a substituted Participant.

6.4 Preferential Right to Purchase. As to any transfer of all or part of a Participant’s interest under this Article 7 or otherwise, the transferring party shall promptly give written notice to the other party with full information of the proposed transfer, including copies of all Agreements, concerning the proposed transfer, which shall include the name, address of the prospective purchaser, the purchase price and all other material terms and conditions thereof. The other party shall then have a prior optional right, for a period of forty-five (45) days after receipt of written notice to exercise its right to purchase the interest on the same terms and conditions on which the other Participant has agreed to sell. There shall be no preferential right in the case of a mortgage or sale of all or substantially all of a party’s assets to a subsidiary, or parent company or subsidiary of a parent company.

ARTICLE VII

TAX RELATIONSHIP

7.1 Relationship of the Parties. The Parties do not intend to create nor shall this Agreement create or be construed as creating any mining partnership, commercial partnership or any other partnership relation or to render the Parties liable as partners. Rather, it is the express purpose of the Parties to create a relationship which is limited to the common ownership of interests in real property for the development, extraction, production and gathering of oil, gas and coalbed methane and its constituent elements for division or for sale for the account of the Parties individually, and the liabilities of each of the Parties shall be several and not joint. Notwithstanding any provision herein that the rights and liabilities are several and not joint or collective and that this Agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each party hereby elects to be excluded from the application of all of the provisions of Subchapter K of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of the Internal Revenue Code and the regulations promulgated hereunder. The operator is authorized and directed to execute on behalf of each party affected such evidences of this election as may be required by the Internal Revenue Service. No party may give any notice or take any other action inconsistent with the elections made under the terms of this section.

ARTICLE VIII

DURATION

8.1 Term. Unless earlier terminated as provided herein, the Participants (or their Affiliates) shall cause this Agreement to continue in force of the effective date hereof for a period of five (5) years unless terminated sooner pursuant to an event requiring dissolution. At the end of said five year period, the Parties may extend the Agreement for a like or lesser period of time, upon unanimous Agreement of the Participants. If the Parties fail to meet or to agree on extending the Agreement, it will dissolve and the dissolution shall be governed by the terms and conditions contained herein.

ARTICLE IX

TERMINATION AND DEFAULT

9.1 Termination for Default. If any party fails to observe or perform any of its material obligations or covenants under this Agreement (“default”), then in such event, the other party (“non-defaulting party”) shall have the right to provide such party (“defaulting party”) a notice of default by certified mail by return receipt requested. Such notice of default shall set forth the nature of the obligation which the defaulting party has not observed or performed. If within the fifteen (15) day period following receipt of the notice of default, the defaulting party in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, it shall be deemed that the notice of default was not given and the defaulting party shall lose no rights hereunder. Alternatively, the party receiving such notice of default may contest such notice in good faith if it disagrees that a default has occurred by the initiation of Arbitration Procedures according to the rules of the American Arbitration Association. If, within such fifteen (15) day period, the defaulting party does not commence the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof or fails to initiate arbitration procedures, the defaulting party shall be deemed in breach of this Agreement and non-defaulting Parties may elect the remedies provided for by law and under the terms of this Agreement.

9.2 Automatic Termination. If any of the following shall occur:

(a) The commencement by any Participant of a voluntary case under the federal or state bankruptcy, insolvency or other similar laws, or the consent by any party to, or acquiescence in, the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of said Participant or for all or any substantial part of its property or its interest in the Agreement, or

(b) the entry of a decree or order for relief by a court having jurisdiction in respect of any party in an involuntary case under the federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian trustee, sequestrator (or similar official) of the party or for any substantial part of its property or its interest in the Agreement, or ordering the winding up or liquidation of the affairs of said party shall acquiesce in the entity of such decree of order (the term “acquiesce” includes, but is not limited to, the failure to file a petition or motion to vacate such order or decree within ten (10) days of the entry thereof) or any such order to decree shall continue unstayed and unvacated for a period of sixty (60) consecutive days from the date pf entry thereof, or

(c) the failure or inability of any party generally to pay its debts to the Agreement as such debts become due, or

(d) any party shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations, or

(e) any party shall make an assignment of its interest for the benefit of creditors or take any other similar action for the protection or benefit of creditors, or

(f) any party shall sell or otherwise dispose of all, or substantially all of the assets owned by the party, or

(g) any party shall be acquired or shall have a change of management control or experience some other form of corporate reorganization which substantially changes the party’s corporate structure., or

(h) any party shall take any action in furtherance or confirmation of the events mentioned in (a) through (f) above, then the Agreement shall dissolve and its business shall be wound up and terminated under the terms of this Agreement.

9.3 Payment Defaults. In addition to the application of the Non-Consent provisions of Sections 6.2, all payments to be made which are not paid when due shall bear interest form the date due at the Agreed Rate until paid. In the event that a party defaults in its obligations hereunder to make any payments to this Agreement or any interest accruing thereon, and the default is not cured within fifteen (15) days after receiving notice in accordance with Article 14.4, then the non-defaulting Participants may enforce such obligations in such manner as may be permitted by law and may exercise on behalf of the Agreement all rights and remedies with respect to such obligations and all collateral securing the same as may be provided by law or under the terms of this Agreement. All reasonable costs and expenses, including attorneys’ fees and expenses, incurred by the Participants in enforcing such obligations, realizing on any security therefore or otherwise exercising any of its rights or remedies with respect thereto shall be included in such obligations and paid by such defaulting party. In addition to and not in lieu of any other rights and remedies, each party hereby grants the Participants a security interest in the Agreement from time to time existing and in and to all assets attribute to and proceeds from such interest to secure the payment by such party of its obligations hereunder to make Funding to the Agreement, to pay interest in the accruing thereon and to pay collection costs and expenses provided for herein (all in accordance with and subject to the provisions of the Uniform Commercial Code as enacted in the State of Michigan); and the Participants shall be entitled to all the rights and remedies of a secured party in the event of a default by a debtor under the provisions of such laws, including, but not limited to, the right and power to offer for sale and to sell the party’s interest of such Participant as provided in such laws.

The management of such defaulting party is hereby authorized to take all actions, which in its sole direction, deems necessary or expedient to enforce the Participant’s rights and remedies as a secured party under such laws. Notwithstanding any foreclosure, such party whose interest is foreclosed upon shall remain liable for nay deficiency on such foreclosure. In addition to and not in lieu of any other rights and remedies, if a party defaults in making or paying any obligation or interest thereon when due hereunder then, until such Funding, all interest accruing thereon which shall be specially allocated to the non-defaulting party and all collection costs and expenses provided for herein with respect thereto shall be paid in full, all distributions or payments which would otherwise be made or paid to such defaulting party shall be paid in full, all distributions or payments which would otherwise be made or paid to such defaulting party shall be retained by the Operator and applied to such unpaid Funding, interest and collection costs and expenses in such order and priority as management of the representative of such defaulting party may elect.

ARTICLE X

INSURANCE

Geostar shall secure and maintain during the term of this Agreement with insurance companies satisfactory to the Participants, insurance to cover the Operations, and shall name Gastar as an additional insured under all coverage as follows:

Type of Coverage	Liability Limits of Not Less Than –
(A) Employer’s Liability and extension of Worker’s Compensation	Worker’s Compunction: Statutory Benefits Employer’s Liability: $1,000,000 each accident $1,000,000 disease, policy limits $1,000,000 disease, each employee

(B) Comprehensive General Liability (including contractual, underground resources, blowout, cratering, explosion and sudden/accidental pollution coverage	$2,000,000 General Aggregate $2,000,000 Products/Completed Operations Aggregate $1,000,000 general aggregate $1,000,000 personal injury

(C) Comprehensive Automobile Liability	$1,000,000 Combined Single Unit

(D) Umbrella Liability	$5,000,000 each occurrence $5,000,000 aggregate

(E) Such other or additional insurance with Such coverages and in such amounts as the Participants may from time to time require Operator to obtain

Certificates evidencing the above shown types and amounts of insurance shall be required by Operator shall endeavor to obtain certificates from all contractor(s) or subcontractor(s). Such evidence of insurance shall also name Operator and each party as additional insured’s and shall waive or negate all rights of recovery or subrogation against Operator and each Participant.

The originals of all policies of the insurance described above carried by Operator pursuant hereto shall be furnished to the Participants and, upon request of wither party, certificates of such insurance shall be obtained by Operator and furnished to such party. Each policy of insurance shall provide that the insurer shall provide not less than thirty (30) days written notice to the Participants and each party of the intended modification or cancellation of the required insurance.

Geostar shall submit charges and costs of insurance as Operator on a premium payment basis as received from its carriers. Operator and Participant shall be responsible for its proportionate share of coverage based on its participation interest in any project.

ARTICLE XI

RESOLUTION AND DISPUTES

Except as otherwise provided herein, any controversy between the Parties arising under this Agreement and not resolved within a reasonable time shall be resolved in accordance with the Arbitration Procedures as promulgated by the Michigan Region of the American Arbitration Association.

ARTICLE XII

CONTRACT TERMINATION

12.1 Termination. This Agreement shall be dissolved upon the first of the following to occur.

(a)	The expiration of the term as provided in this Agreement;

(b)	Mutual Agreement of all Parties to discontinue the operation under this Agreement;

(c)	The occurrence of an event of automatic termination under Article 10.2; or

(d)	The resignation of any Participant.

In the event of dissolution, the Agreement may be continued in accordance with the provisions of applicable law. The resignation of any Participant as provided herein may subject such party to claims which may be asserted under the provisions of Article 10.

12.2 Liquidation. In the event of dissolution of the Agreement, the winding-up activity shall be managed in accordance with applicable law. Nothing set forth herein shall preclude a Participant from purchasing or acquiring property. Such sale shall proceed in a commercially reasonable fashion as rapidly as circumstances permit in the market where the assets are to be sold with a view towards achieving a commercially reasonable sale for the reasonable value therefore. Sufficient assets shall be retained to meet any wind-up expenditure requirements.

The Participants winding-up the affairs shall have all powers necessary or desirable which in the good faith judgment of the Parties is necessary to complete the liquidation as provided for herein and under applicable law.

The proceeds of liquidation shall be distributed in the following order of priority:

(a) To pay and provide for the payment of debts, liabilities and obligations of the Participants operations to creditors including Parties who are creditors other than participants;

(b) To establish reserves as the Participant’s winding up the business may deem reasonably necessary of contingent or unforeseen liabilities, and;

(c) To distribute the balance thereafter remaining to the payment of amounts due to the Parties in respect to their accounts.

All distributions made pursuant to this Article shall first be made to balance the respective accounts of the Parties and thereafter shall be allocated to the Participants on a pro rate basis according to their interests. All income, profits, gains, losses, deductions and credits prior to liquidation shall be allocated to each party’s account. Any unpaid obligations owed by any party at the time of distribution shall be deemed to have been collected by offset up to the full amount thereof against the earliest amount that is to be paid or distributed to such party.

ARTICLE XIII

IN GENERAL

13.1 Laws and Regulations. This Agreement and all operations hereunder shall be subject to all valid and applicable federal and state laws and to the valid and applicable order, laws, rules and regulations of any state or federal authority having jurisdiction, but nothing contained herein shall be constructed as a waiver of any right to question or contest any such order, law, rule or regulation in nay forum having jurisdiction in the premises.

13.2 Controlling Law. This Agreement shall be governed, interpreted and construed under the laws of the State of Michigan.

13.3 Force Majeure. Performance, other than to make payments die, under this Agreement by any Participant shall be excused in the event of “Force Majeure.” The term “Force Majeure” as employed herein shall mean any event or circumstance that is not within the control of the party claiming Force Majeure and that by exercises of due diligence such party could not have prevented or overcome; including without limitation, acts of God, strikes, lockouts or other industrial disturbances, act of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of the government, either federal or state, the inability of nay party hereto obtain necessary permits, civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, freezing wells, or lines of pipe, partial or entire failure of wells or gas sources, in each case to the extent not within the control of the party claiming suspension and which by the exercise of due diligence of such party could not have prevented or is unable to overcome. It is understood that the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

13.4 Notices. Unless herein provided to the contrary, any notice called for in this Agreement shall be in writing and shall be delivered (i) personally or by express mail, or (ii) by telefax or (iii) by registered or certified mail, with all postage and charges prepaid addressed to the Parties at the places designated. Routine communications, including monthly statements and payments, shall be considered as duly delivered when submitted by ordinary mail. Normal operating instructions can be made by telephone. Unless changed, the addresses of the Participants are as follows:

As to GeoStar:	GeoStar Corporation Attn: Thom Robinson, President 2274 Enterprise Drive, Suite 101 Mt. Pleasant, MI 48858 Ph: (989) 773 7050 Fax: (989) 773 0006

As to Gastar:	Gastar Exploration, Ltd. Attn: John Parrott, Exec. V.P. and Director 2274 Enterprise Drive, Suite 101 Mt. Pleasant, MI 48858 Ph: (989) 773 7050 Fax: (989) 773 0006

13.5 Confidentiality. Each of the Parties hereto shall ensure that any information regarding the business assets, customers, processes, and methods of the other party to this Agreement which it may learn in the course of negotiations for, or performance under this Agreement shall be treated by it in strict confidence and shall not make use of such information, unless such information is: (a) known to the party prior to learning of it by virtue of this Agreement; (b) obtained by such party from a source other than the other party, which source (i) did not require such party to hold such secrets or information in confidence and (ii) did not limit or restrict such party’s use thereof; or (c) became public knowledge otherwise than through the fault of the party seeking to use or disclose such knowledge.

13.6 State and County Filings. The Parties shall execute all assumed or fictitious name certificates required by law to be filed in connections with the information of the Agreement and the conduct of its business. The Operator shall cause such certificates to be filed in the applicable records of the states in which the Parties shall conduct business. In addition, the Operator shall insure that appropriate certificates or notices concerning the information of any affiliate to a party of a Participant are filed in the appropriate records of each state and county in which the Parties operate.

13.7 Effect on Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns, but only to the extent permitted herein.

13.8 Severance Clause. The invalidity or unenforceability of any part of this Agreement shall not invalidate or affect the remainder, which shall continue to govern the relative rights and duties of the Parties as though the invalid or unenforceable part were not a part hereof.

13.9 Amendment. This Agreement shall be amended only by an instrument in writing executed by the Parties hereto.

13.10 Terminology. All personal pronouns used in this Agreement, whether used in masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and visa versa.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the and year hereinabove first written

GEOSTAR CORPORATION

By:	/s/ John W. Parrott

GASTAR EXPLORATION, LTD.

By:	/s/ Thom Robinson